Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 038584-0139

March 26, 2015

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, CO 80290

Ladies and Gentlemen:

We have acted as counsel for Whiting Petroleum Corporation, a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-183729), as amended by Post-Effective Amendment No. 1 (the “Registration Statement”), including the prospectus constituting a part thereof, dated July 11, 2014, and the prospectus supplement, dated March 24, 2015 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of (i) 35,000,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), and related Preferred Share Purchase Rights (the “Rights”) in a public offering and (ii) up to 5,250,000 additional shares of Common Stock and related Rights pursuant to the option granted by the Company to the underwriter for such public offering in the manner set forth in the Prospectus. The terms of the Rights are set forth in that certain Rights Agreement, dated as of February 23, 2006, between the Company and Computershare Trust Company, Inc. (the “Rights Agreement”).

In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended to date; (iii) the Rights Agreement; (iv) resolutions of the Company’s Board of Directors and the action of the Special Offering Committee of the Board of Directors relating to the authorization of the issuance of the Common Stock and accompanying Rights subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Common Stock covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

2. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

March 26, 2015

We express no opinion as to the laws of any jurisdiction other than the State of New York, the provisions of the Delaware General Corporation Law and the federal laws of the United States.

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP